EXHIBIT 4.14

AMENDMENT NO. 2 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 2 TO WARRANT AGREEMENT is made this 14th day of March, 2016, by and between Hercules Capital, Inc., a Maryland corporation f/k/a Hercules Technology Growth Capital, Inc. (“Warrantholder”) and Alimera Sciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, Warrantholder is the holder of that certain Warrant Agreement dated April 24, 2014 between Warrantholder and the Company, as amended (the “Warrant”); and

WHEREAS, in connection with certain modifications of even date herewith to the Loan Agreement (as defined in the Warrant), the parties hereto desire to further amend the Warrant in the manner set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Warrant Amendments.    The Warrant is hereby amended as follows, such amendments to be effective as of the date hereof:

(a)    Exercise Price.     The definition of Exercise Price in Section 1(a) of the Warrant is hereby deleted in its entirety and the following new definition substituted therefor:

“ “Exercise Price” means $2.03, subject to adjustment from time to time in accordance with the provisions of this Warrant.”

(b)    Number of Shares.    Section 1(b) of the Warrant is hereby deleted in its entirety and the following new Section 1(b) substituted therefor:

“(b)    Number of Shares.    This Warrant shall be exercisable for 862,069 shares of Common Stock, subject to adjustment from time to time in accordance with the provisions of this Warrant.”

2.    Corporate Authority.    The execution and delivery by the Company of this Amendment No. 2 has been duly authorized by all necessary actions of its Board of Directors and stockholders.

3.    No Other Amendments.    Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

4.    Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the internal domestic laws of the State of New York, without giving effect to its principles regarding conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Warrant Agreement as of the date first above written.

ALIMERA SCIENCES, INC.

By: /s/ Richard S. Eiswirth, Jr.
Name: Richard S. Eiswirth, Jr.
Title: Director

HERCULES CAPITAL, INC.

By: /s/ Jennifer Choe
Name: Jennifer Choe
Title: Assistant General Counsel